Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands

T +1 345 949 4123 F +1 345 949 4647

Mingteng International Corporation Inc.

c/o Osiris International Cayman Limited

Suite #4-210, Governors Square

23 Lime Tree Bay Avenue

P.O. Box 32311

Grand Cayman KY1-1209

Cayman Islands

13 November 2024

Mingteng International Corporation Inc. (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-8 filed on 13 November 2024 with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended, to register securities issuable pursuant to the Company’s November 2024 Equity Incentive Plan (the Plan), namely 620,750 Ordinary Shares in the Company of par value US$0.00001 each and an indeterminate number of additional Class A Ordinary Shares to prevent dilution from share splits, share dividends or similar transactions (collectively, the Shares) (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

1.	Documents Reviewed

For the purposes of this opinion letter, we have examined a copy of each of the following documents:

(a)	the certificate of incorporation of the Company dated 20 September 2021;

(b)	the amended and restated memorandum and articles of association of the Company (the M&A) adopted by a special resolution passed on 8 November 2023;

(c)	a copy of the Company’s register of directors and officers that was provided to us by the Company and the certificate from a director of the Company dated 25 October 2024 (together with the M&A, the Company Records);

(d)	written resolutions of the board of directors of the Company dated 11 November 2024;

(e)	a certificate of good standing dated 28 October 2024 issued by the Registrar of Companies (the Registrar) in the Cayman Islands (the Certificate of Good Standing); and

(f)	the Registration Statement.

2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, we have relied upon the following assumptions, which we have not independently verified:

2.1	copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

mourant.com

2.2	where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the accuracy and completeness of all factual representations made in the documents reviewed by us;

2.4	the genuineness of all signatures and seals;

2.5	the Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded;

2.6	there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below;

2.7	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.8	upon issue of the Shares, the Company will receive in full the consideration for which the Company agreed to issue the Shares, which shall be equal to at least the par value thereof;

2.9	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement has been duly filed with the Commission;

2.10	each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the M&A; and

2.11	the Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company.

3.2	The Certificate of Good Standing is evidence that the Company is in good standing on the date thereof. Under Cayman Islands law, good standing means that the Company has paid all fees and penalties under the Companies Act and is not, to the Registrar’s knowledge, in default under the Companies Act.

3.3	Based solely on our review of the M&A, the authorised share capital of the Company is US$50,000.00 divided into 5,000,000,000 ordinary shares of par value US$0.00001 each.

3.4	The Shares have been duly authorised and when allotted, issued and paid for in accordance with the Plan and the Resolutions, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4.	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion the phrase non-assessable means, with respect to shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances and subject to the M&A, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP

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